Exhibit 99.2

CONSENT OF BEAR, STEARNS & CO. INC.

The Board of Directors

Sky Financial Group, Inc.:

We hereby consent to (i) the inclusion of our opinion letter, dated February 1, 2006, to the Board of Directors of Waterfield Mortgage Company, Incorporated as Annex B to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 of Sky Financial Group, Inc. (the “Company”) filed on July 26, 2006 (the “Registration Statement”) relating to the agreement and plan of merger of the Company and Waterfield Mortgage Company, Incorporated and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—The Merger,” “The Merger—Background Of The Merger,” “The Merger —Reasons For The Merger,” and “The Merger—Opinion of Financial Advisor To The Waterfield Mortgage Board of Directors,” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:
Senior Managing Director

New York, New York

July 26, 2006